Exhibit 99

MDU Resources Reports Record Second Quarter 2007 Consolidated Earnings,
Increases Earnings Guidance

BISMARCK, N.D. – July 24, 2007 – MDU Resources Group, Inc. (NYSE:MDU) announced record financial results for the second quarter of 2007, posting consolidated earnings of $89.3 million, compared to $71.3 million for the second quarter of 2006. Earnings per common share, diluted, were 49 cents, a 26 percent increase from 39 cents per common share in 2006.

Highlights for Second Quarter 2007

•	Earnings per common share of 49 cents, up 26 percent from second quarter 2006.

•	Record second quarter consolidated earnings of $89.3 million.

•	Increased 2007 earnings per share guidance to a range of $2.15 to $2.35.

Earnings for the six months ended June 30 were $135.8 million or 74 cents per common share, diluted, compared to $124.3 million or 69 cents per common share, diluted, for the first half of 2006.

The company also announced that it is raising its 2007 earnings per share guidance to a range of $2.15 to $2.35, including the estimated third quarter gain of approximately $90 million (after tax) on the sale of the domestic independent power production assets and earnings from discontinued operations. Excluding the estimated gain from the asset sale, the earnings per share guidance for 2007 has been increased to a range of $1.65 to $1.85, up from previous guidance of $1.55 to $1.75. This increase is based on the company’s record second quarter results and a continued strong outlook for its businesses.

“We are very pleased with these outstanding results, which follow a very solid first quarter,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “All segments of the company improved their results reflecting the strength of our business strategy. Our construction services, natural gas and oil production, and construction materials and mining businesses all turned in record second quarters.

“In fact, our construction services business had an all-time record quarter increasing earnings by 35 percent, largely due to increased margins and revenues. Equally important for the future, this business increased its work backlog by 46 percent over a year ago.”

“With a 4 percent combined production increase and higher natural gas prices, our natural gas and oil production segment grew earnings by 14 percent, resulting in a record second quarter.”

The construction materials and mining business also had a strong second quarter, primarily due to increased margins. “This performance was achieved despite the nation’s depressed housing market, which is affecting sales throughout this industry,” Hildestad said.

Pipeline and energy services earnings improved principally because of higher throughput and storage revenues, as well as increased average rates for gathering services.

Electric and natural gas distribution earnings grew significantly because of higher retail sales and energy-related services margins.

In early July, MDU Resources completed the acquisition of Cascade Natural Gas Corp. and the sale of its domestic independent power production business. The acquisition, valued at approximately $475 million, virtually doubles the number of natural gas customers served by our electric and natural gas distribution companies. Cascade serves 246,000 customers in 93 communities in Washington and Oregon.

“Cascade is a well-run company, and we expect it to be a strong contributor to MDU Resources,” Hildestad said. “In just the year since we first announced the deal, Cascades’ customer base has grown by over 10,000. We expect continued strong growth in its service areas.”

“We are confident that our businesses will continue building on what has been a very good first half of 2007,” Hildestad said. “We are excited about our recent growth, and we are continuing to focus on prospects for expansion in our core lines of business.”

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A replay will be available. An audio replay also will be available by calling (800) 642-1687, or (706) 645-9291 for international callers. The conference ID is 4877568.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business; Energy, Construction Materials and Utility Resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public relations, (701) 530-1700

Quarterly Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from targeted growth, revenue and earnings projections.

Business Line	Earnings Second Quarter 2007 (In Millions)	Earnings Second Quarter 2006 (In Millions)
Energy
Natural gas and oil production	$35.2	$31.0
Pipeline and energy services	6.1	5.9
Construction Materials and Mining	25.5	25.3
Utility Resources
Construction services	13.0	9.7
Electric and natural gas distribution	3.0	(2.0)
Independent power production	(1.4)	(1.8)
Other	.4	.2
Earnings before discontinued operations	81.8	68.3
Income (loss) from discontinued operations, net of tax:
Pipeline and energy services	.1	(.3)
Independent power production	7.4	3.3
Earnings on common stock	$89.3	$71.3

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company.

•
Earnings per common share for 2007, diluted, are projected in the range of $2.15 to $2.35. This earnings per share guidance range includes the estimated third quarter gain of approximately $90 million (after tax) on the sale of the domestic independent power production assets and earnings from discontinued operations. Excluding the estimated gain, earnings per share guidance for 2007 has been increased to a range of $1.65 to $1.85, up from previous guidance of $1.55 to $1.75.

•
The company expects the percentage of 2007 earnings per common share, diluted, by quarter, including the gain on the sale of the domestic independent power production assets, to be in the following approximate ranges:

o	Third quarter – 45 percent to 50 percent
o	Fourth quarter – 15 percent to 20 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•
Estimated capital expenditures for 2007 are approximately $1.1 billion. Segment variances, as compared to estimated capital expenditures reported in the company’s 2006 Form 10-K, include the costs associated with the expected construction of a 20-megawatt wind-powered electric generating facility at the utility business and higher anticipated gathering expenditures at the pipeline and energy services business.

Energy

Natural Gas and Oil Production

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$96.1	$87.2	$190.0	$192.5
Oil	31.2	25.4	55.8	46.5
Other	.1	1.5	.2	3.5
	127.4	114.1	246.0	242.5
Operating expenses:
Purchased natural gas sold	---	1.7	.3	3.7
Operation and maintenance:
Lease operating costs	15.6	12.3	31.1	24.2
Gathering and transportation	5.0	4.7	9.5	9.4
Other	9.1	9.4	17.5	16.8
Depreciation, depletion and amortization	29.8	25.8	59.6	50.3
Taxes, other than income:
Production and property taxes	9.3	8.0	18.2	18.0
Other	.3	.4	.5	.5
	69.1	62.3	136.7	122.9
Operating income	58.3	51.8	109.3	119.6
Earnings	$35.2	$31.0	$65.8	$72.2
Production:
Natural gas (MMcf)	15,231	15,242	30,671	30,604
Oil (MBbls)	589	471	1,145	921
Average realized prices (including hedges):
Natural gas (per Mcf)	$6.31	$5.72	$6.20	$6.29
Oil (per barrel)	$52.83	$54.00	$48.71	$50.43
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$5.82	$5.15	$5.78	$6.03
Oil (per barrel)	$52.83	$55.71	$48.71	$51.77
Production costs, including taxes, per net equivalent Mcf:
Lease operating costs	$.83	$.68	$.83	$.67
Gathering and transportation	.27	.26	.25	.26
Production and property taxes	.50	.45	.49	.50
	$1.60	$1.39	$1.57	$1.43

This segment reported record second quarter earnings of $35.2 million, compared to $31.0 million for the same period in 2006. The increase was driven by a combined natural gas and oil production increase of 4 percent and average realized natural gas prices that were 10 percent higher. These increases were partially offset by increased depreciation, depletion and amortization and lease operating expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Long-term compound annual growth goals for production are in the range of 7 percent to 10 percent.
•
In 2007, the company expects a combined natural gas and oil production increase in the range of 5 percent to 7 percent. The updated guidance reflects delayed infrastructure installation in the company’s Powder River coalbed and South Texas operations, spring weather conditions which delayed completion and work over activities, and longer dewatering time required on the coalbed wells drilled in 2006.

•
The company expects to drill approximately 250 wells in 2007, dependent on the timely receipt of regulatory approvals. Previous guidance assumed the drilling of one coalbed well for each coal seam targeted. Revised guidance is based on the commingling of multiple coal seams into a single well bore, reducing the number of wells required to be drilled while accessing the same reserve potential.

•	Earnings guidance reflects estimated natural gas prices for August through December 2007 as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$6.25 to $6.75
NYMEX	$6.75 to $7.25
CIG	$4.00 to $4.50

During 2006, more than three-fourths of natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for July through December 2007 in the range of $63 to $68 per barrel.
•
The company has hedged approximately 35 percent to 40 percent of its estimated natural gas production for the last six months of 2007. For 2008, the company has hedged approximately 25 percent to 30 percent of its estimated natural gas production. The hedges that are in place as of July 23 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu)
Natural Gas	Ventura	7/07 - 10/07	922,500	$7.16
Natural Gas	Ventura	7/07 - 12/07	920,000	$8.00-$11.91
Natural Gas	Ventura	7/07 - 12/07	460,000	$8.00-$11.80
Natural Gas	Ventura	7/07 - 12/07	460,000	$8.00-$11.75
Natural Gas	Ventura	7/07 - 12/07	920,000	$7.50-$10.55
Natural Gas	CIG	7/07 - 12/07	920,000	$7.40
Natural Gas	CIG	7/07 - 12/07	920,000	$7.405
Natural Gas	Ventura	7/07 - 12/07	736,000	$8.25-$10.80
Natural Gas	CIG	7/07 - 12/07	460,000	$7.50-$9.12
Natural Gas	Ventura	7/07 - 12/07	920,000	$8.29
Natural Gas	Ventura	7/07 - 12/07	920,000	$7.85-$9.70
Natural Gas	Ventura	7/07 - 12/07	1,840,000	$7.67
Natural Gas	NYMEX	7/07 - 12/07	920,000	$7.50-$8.50
Natural Gas	Ventura	11/07 - 3/08	1,520,000	$8.00-$8.75
Natural Gas	Ventura	11/07 - 3/08	608,000	$9.01
Natural Gas	Ventura	1/08 - 3/08	910,000	$9.35
Natural Gas	CIG	1/08 - 3/08	910,000	$7.00-$7.79
Natural Gas	CIG	1/08 - 3/08	910,000	$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.05
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.45
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.50-$8.70
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$8.005
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.00-$8.45
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.50-$8.34
Natural Gas	Ventura	1/08 - 12/08	3,294,000	$8.55
Natural Gas	Ventura	11/08 - 12/08	610,000	$8.85

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Pipeline and Energy Services

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in millions)
Operating revenues:
Pipeline	$28.6	$26.1	$54.5	$46.8
Energy services	83.6	76.4	170.8	182.2
	112.2	102.5	225.3	229.0
Operating expenses:
Purchased natural gas sold	75.8	69.3	155.4	167.1
Operation and maintenance	16.6	14.1	30.6	25.7
Depreciation, depletion and amortization	5.2	5.1	10.6	10.0
Taxes, other than income	2.7	2.6	5.5	5.1
	100.3	91.1	202.1	207.9
Operating income	11.9	11.4	23.2	21.1
Income from continuing operations	6.1	5.9	11.8	10.8
Income (loss) from discontinued operations, net of tax	.1	(.3)	.1	(.6)
Earnings	$6.2	$5.6	$11.9	$10.2
Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	7.1	7.1	15.1	15.1
Other	29.7	28.0	50.2	46.2
	36.8	35.1	65.3	61.3
Gathering volumes (MMdk)	22.5	21.2	44.7	42.9
* A public utility division of the company

The pipeline and energy services segment reported earnings, including discontinued operations, of $6.2 million in the second quarter of 2007, compared to $5.6 million for second quarter 2006. Total throughput increased 5 percent, including a 97 percent increase in volumes transported off system and higher gathering volumes, partially offset by lower volumes transported to storage. Storage services revenue and average rates for gathering services also increased. Partially offsetting these items were higher operation and maintenance expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Based on anticipated demand, additional incremental expansions to the Grasslands Pipeline are forecasted over the next few years. The next expansion, to 138,000 Mcf per day, is scheduled for completion in late 2007. Through additional compression, the pipeline capacity could ultimately reach 200,000 Mcf per day.

•	In 2007, total gathering and transportation throughput is expected to increase approximately 5 percent over 2006 record levels.

Construction Materials and Mining

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in millions)
Operating revenues	$455.5	$484.9	$683.0	$718.6
Operating expenses:
Operation and maintenance	372.8	404.5	581.6	620.2
Depreciation, depletion and amortization	23.2	22.1	45.8	42.2
Taxes, other than income	13.9	11.9	21.6	20.3
	409.9	438.5	649.0	682.7
Operating income	45.6	46.4	34.0	35.9
Earnings	$25.5	$25.3	$15.7	$16.4
Sales (000's):
Aggregates (tons)	10,339	13,341	15,896	19,425
Asphalt (tons)	1,769	2,356	2,105	2,689
Ready-mixed concrete (cubic yards)	1,092	1,260	1,718	1,971

The construction materials and mining segment reported second quarter earnings of $25.5 million compared to $25.3 million a year ago. The increase was driven primarily by margin improvements through higher pricing, cost mitigation strategies and higher earnings realized from the company’s liquid asphalt materials business. Partially offsetting the increase were lower product sales volumes primarily the result of a slow down in the residential sector.

In early July, this business acquired Ames Sand & Gravel, Inc., a ready-mix concrete company headquartered in Fargo, N.D. On average, Ames produces and pours approximately 90,000 cubic yards of ready-mixed concrete per year. Its 2006 revenues were $7.8 million. The company anticipates the acquisition will be accretive to 2007 earnings per share.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
A key long-term strategic objective is to further expand through acquisition the company’s presence in the higher-margin materials business including rock, sand, gravel, asphalt cement, ready-mixed concrete and related products, complementing and expanding on the company’s expertise.

•
Ongoing efforts to increase margin are being pursued through continuous improvement programs, including corporate purchasing of equipment, parts and commodities such as asphalt oil, diesel fuel, cement and other materials, and the utilization of national purchasing accounts.

•	The company has control of 1.2 billion tons of strategically located aggregate reserves, a key element of its vertical integration strategy.
•	The company anticipates margins in 2007 to be comparable to 2006.
•	Work backlog as of June 30 of approximately $662 million includes a higher expected average margin than the backlog of $763 million at June 30, 2006.

Utility Resources

Construction Services

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In millions)
Operating revenues	$263.8	$243.2	$500.6	$467.0
Operating expenses:
Operation and maintenance	230.6	216.5	442.4	419.3
Depreciation, depletion and amortization	3.4	3.9	6.9	7.4
Taxes, other than income	7.5	5.5	16.2	12.9
	241.5	225.9	465.5	439.6
Operating income	22.3	17.3	35.1	27.4
Earnings	$13.0	$9.7	$20.3	$15.1

This segment had record earnings of $13 million, a 35 percent increase over the previous year’s $9.7 million, on revenue growth of 8 percent. This increase reflects higher construction margins and revenues. The company experienced strong growth this quarter in industrial-related work and a ramping up of large construction projects in the Las Vegas market. The construction services business has record backlog that is 46 percent higher than a year ago.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates higher average margins in 2007 as compared to 2006, and continues to focus on costs and efficiencies to improve margins.
•	Work backlog as of June 30 was approximately $765 million compared to $523 million at June 30, 2006.

Electric and Natural Gas Distribution

Electric
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenues	$44.6	$40.9	$91.7	$85.9
Operating expenses:
Fuel and purchased power	15.5	16.0	32.6	32.0
Operation and maintenance	14.5	15.7	29.5	29.7
Depreciation, depletion and amortization	5.6	5.3	11.2	10.6
Taxes, other than income	2.1	2.0	4.3	4.3
	37.7	39.0	77.6	76.6
Operating income	6.9	1.9	14.1	9.3
Earnings	$3.6	$.5	$7.4	$4.3
Retail sales (million kWh)	596.3	563.0	1,242.0	1,175.9
Sales for resale (million kWh)	47.0	85.3	91.2	251.7
Average cost of fuel and purchased power per kWh	$.024	$.024	$.024	$.022

Natural Gas Distribution
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenue	$53.4	$45.8	$189.5	$198.1
Operating expenses:
Purchased natural gas sold	34.3	33.4	140.5	161.8
Operation and maintenance	15.6	13.0	31.2	24.8
Depreciation, depletion and amortization	2.5	2.4	5.0	4.8
Taxes, other than income	1.5	1.5	3.2	3.0
	53.9	50.3	179.9	194.4
Operating income (loss)	(.5)	(4.5)	9.6	3.7
Earnings (loss)	$(.6)	$(2.5)	$5.6	$2.8
Volumes (MMdk):
Sales	5.3	4.6	21.2	18.8
Transportation	2.9	2.8	6.3	7.2
Total throughput	8.2	7.4	27.5	26.0
Degree days (% of normal)*	94%	68%	94%	82%
Average cost of natural gas, including transportation, per dk	$6.44	$7.29	$6.64	$8.59
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses experienced an improvement of $5 million with earnings of $3 million in the second quarter, compared to a loss of $2 million for the same period in 2006. The earnings growth primarily reflects higher retail sales margins and energy-related services margins.

Effective July 2, the company finalized its merger with Cascade Natural Gas Corp. Cascade is now a subsidiary of MDU Resources. The total value of the transaction, including outstanding Cascade indebtedness, was approximately $475 million.

David L. Goodin was named president of Cascade. Goodin, who joined the company in 1983, was most recently executive vice president of operations and acquisitions at Montana-Dakota Utilities Co. Bruce T. Imsdahl, president and CEO of Montana-Dakota and Great Plains Natural Gas Co., assumed additional duties as CEO of Cascade.

The following information highlights the key growth strategies, projections and certain assumptions for these businesses:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation. This will add to base-load capacity and rate base. New generation is projected to be on line in late 2011 or early 2012. A major commitment decision on the project will be made in late 2007. A filing in North Dakota for prudence approval of the potential 600-megawatt Big Stone II generation project was made in November 2006, with an order expected in early September. The company would own approximately 116 MW of the Big Stone II generation project.

•
The company has entered into a contract to build approximately 20 MW of wind-powered electric generation near Baker, Montana. The project includes 13, 1.5 MW wind turbines at a project cost of approximately $37 million. The project is expected to be rate based and on line in late 2007.

•
On July 12, Montana-Dakota filed an electric rate case with the Montana Public Service Commission requesting an increase of $7.8 million annually, or 22 percent above current rates. The company requested an interim increase of $3.9 million annually, subject to refund. A final order is expected in May 2008.

•	This business continues to pursue expansion of energy-related services and expects continued strong customer growth in Washington and Oregon.

Independent Power Production

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
	(Dollars in millions)
Operating revenues	$	---	$	---	$	---	$	---
Operating expenses:
Operation and maintenance		1.9		2.3		3.6		4.0
Depreciation, depletion and amortization		.1		.1		.2		.1
Taxes, other than income		---		---		.1		.1
		2.0		2.4		3.9		4.2
Operating loss		(2.0)		(2.4)		(3.9)		(4.2)
Loss from continuing operations		(1.4)		(1.8)		(4.1)		(1.6)
Income from discontinued operations, net of tax		7.4		3.3		12.6		4.4
Earnings		$6.0		$1.5		$8.5		$2.8
Net generation capacity (kW)*		437,600		437,600		437,600		437,600
Electricity produced and sold (thousand kWh)*		277,347		202,778		515,358		291,275
* Excludes equity method investments

On July 10, the company closed on the sale of its domestic independent power production business unit consisting of Centennial Power, Inc. and Colorado Energy Management, LLC to Bicent Power LLC, (fka Montana Acquisition Company LLC). The transaction is valued at $636 million, which includes the assumption of approximately $36 million of project-related debt. The estimated gain on the sale of assets is expected to be approximately $90 million (after tax). Proceeds from the sale have been used to fund a portion of the cost of the company’s acquisition of Cascade Natural Gas Corp. and will provide additional cash to deploy into growth opportunities that exist in the company’s core lines of business.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, as well as a statement regarding the anticipated accretive effect of an acquisition on earnings per share, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.

•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In millions, except per share amounts) (Unaudited)
Operating revenues	$982.4	$961.5	$1,769.9	$1,765.0
Operating expenses:
Fuel and purchased power	15.5	16.0	32.6	32.0
Purchased natural gas sold	40.3	39.4	139.1	166.3
Operation and maintenance	676.4	687.1	1,166.9	1,163.2
Depreciation, depletion and amortization	70.1	64.9	139.9	125.9
Taxes, other than income	37.3	32.0	69.6	64.3
	839.6	839.4	1,548.1	1,551.7
Operating income	142.8	122.1	221.8	213.3
Earnings from equity method investments	4.0	2.9	6.1	6.1
Other income	.9	2.9	2.2	5.3
Interest expense	17.5	19.0	34.9	33.1
Income before income taxes	130.2	108.9	195.2	191.6
Income taxes	48.2	40.4	71.8	70.7
Income from continuing operations	82.0	68.5	123.4	120.9
Income from discontinued operations, net of tax	7.5	3.0	12.7	3.8
Net income	89.5	71.5	136.1	124.7
Dividends on preferred stocks	.2	.2	.3	.4
Earnings on common stock	$89.3	$71.3	$135.8	$124.3
Earnings per common share – basic
Earnings before discontinued operations	$.45	$.38	$.68	$.67
Discontinued operations, net of tax	.04	.02	.07	.02
Earnings per common share – basic	$.49	$.40	$.75	$.69
Earnings per common share – diluted
Earnings before discontinued operations	$.45	$.38	$.67	$.67
Discontinued operations, net of tax	.04	.01	.07	.02
Earnings per common share -- diluted	$.49	$.39	$.74	$.69
Dividends per common share	$.1350	$.1267	$.2700	$.2534
Weighted average common shares outstanding -- basic	181.8	179.9	181.6	179.9
Weighted average common shares outstanding -- diluted	182.7	181.1	182.5	181.0

	Six Months Ended June 30,
	2007	2006
	(Unaudited)

Other Financial Data*
Book value per common share	$12.41	$11.09
Dividend yield (indicated annual rate)	1.9%	2.1%
Price/earnings ratio**	15.7x	15.5x
Market value as a percent of book value	225.9%	220.1%
Return on average common equity**	15.2%	15.1%
Total assets***	$5.1	$4.8
Total equity***	$2.3	$2.0
Long-term debt (net of current maturities)***	$1.2	$1.3
Capitalization ratios:
Common equity	65%	60%
Preferred stocks	--	1
Long-term debt (net of current maturities)	35	39
	100%	100%
* Reported on a year-to-date basis only
** Represents 12 months ended
*** In billions